Exhibit 10.2

AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Amendment No. 1

This Amendment No. 1 (“Amendment”) to the Amended and Restated Executive Employment Agreement between Kura Oncology, Inc. (the “Company”) and Bridget Martell (“Executive”), dated as of August 24, 2020 (the “Agreement”), is entered into between the Company and Executive effective as of June 30, 2021 (the “Amendment Effective Date”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Whereas, pursuant to the Agreement, from the period beginning on August 24, 2020 until December 31, 2020, Executive agreed to devote between 80% to 100% of her business time and attention to the Company, and the Company agreed to pay Executive an annual base salary rate of $425,000 (less applicable deductions and withholdings) during such period;

Whereas, pursuant to the Agreement, from the period beginning on January 1, 2021 until June 30, 2021, Executive agreed to devote 50% of her business time and attention to the business of the Company, and the Company agreed to pay Executive at a 50% prorated annual base salary rate of $212,500 (less applicable deductions and withholdings) during such period;

Whereas, on or around January 5, 2021, the Company and Executive agreed that, from the period beginning on January 1, 2021 until June 30, 2021, Executive would devote approximately 75%, rather than 50%, of her business time and attention to the Company, and that Executive would be compensated at a 75% prorated annual base salary rate of $318,750 (less applicable deductions and withholdings). Accordingly, Executive was compensated at such annual base salary rate for the first several pay periods of 2021;

Whereas, in February 2021, due to an administrative oversight, Executive’s annual merit increase was erroneously awarded and paid based on a 100%, rather than a 75%, time commitment assuming a new annual base salary rate of $442,000 (less applicable deductions and withholdings) retroactive to January 1, 2021.  This resulted in an overpayment to Executive in the amount of $46,396 (less applicable deductions and withholdings) (the “Overpayment”);

Whereas, the Company and Executive acknowledge that Executive has remained in continuous service to the Company since the Amendment Effective Date; and

Whereas, the Company and Executive wish to extend the term of the Agreement on the terms set forth in this Amendment, to address the Overpayment, to correct a scrivener’s error in Section 6.2(b) of the Agreement and to make such other modifications as set forth herein.

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

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1.	Section 1.1 of the Agreement. Effective as of the Amendment Effective Date, Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Position. During the Extension (as defined in Section 6.1 below), Executive shall continue to serve as Senior Scientific Advisor to the Company. During the Extension, Executive will devote Executive’s best efforts in the performance of her duties to the Company and shall focus on the following duties: (a) for the Company’s tipifarnib program: serving as the project physician for Protocol No. KO-TIP-013 and for post KO-TIP-013 study registration track activities, providing strategic guidance and support to the Global Project Team (GPT) on the Company’s external collaboration efforts (e.g., INSERM) and providing strategic guidance and support to the GPT on the integrated development plan for the nominated FTI-Gen2 candidate; (b) for the Company’s KO-539 program: supporting the finalization of the 2021 clinical development plan and serving on the adult and pediatric Menin Inhibitor Program Global Steering Committees; and (c) other responsibilities as assigned (collectively, the “Duties”). Notwithstanding the foregoing, Executive shall not be required to work during approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.”

2.	Section 2.1 of the Agreement. Effective as of the Amendment Effective Date, Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Base Compensation. For the month of July 2021, with Executive’s agreement, Executive was paid $10,867.03, representing a base salary in the amount of $14,733.33 less $3,866.33 previously overpaid to Executive.  Effective August 1, 2021, Executive will be paid at a rate of $212.50 per hour spent performing the Duties, as documented by Executive in the Company’s timekeeping system, not to exceed 16 hours per calendar week.  Payments to Executive shall be subject to applicable deductions and withholdings.”

3.	Section 2.2 of the Agreement. Effective as of the Amendment Effective Date, Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Bonus.  For 2020 and for 2021, Executive will be eligible for an annual discretionary bonus of up to 40% of Executive’s base compensation (the “Annual Bonus”). The amount of any such Annual Bonus will be determined by the Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones as previously determined by the Board, except that, notwithstanding the foregoing, the Annual Bonus to Executive for 2020 may be less than 40% of Executive’s base compensation only in proportion to the extent (if any) that executives in the Company generally receive annual bonuses in amounts less than their maximum or target bonuses for each such year.  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and shall not be entitled to an Annual Bonus for the 2021 year

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unless Executive is a continuous active Company employee through the end of 2021.”

4.	Section 6.1 of the Agreement. Effective as of the Amendment Effective Date, Section 6.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“At-Will Employment. Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Executive’s employment as Senior Scientific Advisor to the Company shall continue for the period beginning on July 1, 2021 until terminated pursuant to this Section (the “Extension”).  Executive’s last day of employment shall be referred to herein as the ‘Termination Date.’”

5.

Section 6.2(b) of the Agreement.  Effective as of the Amendment Effective Date, the amount of the lump-sum payment provided for in Section 6.2(b) of the Agreement is corrected to read “$425,000.00.” For the avoidance of doubt, the Parties acknowledge that the lump-sum payment in the amount of $425,000.00 has already been issued to Executive in full satisfaction of Section 6.2(b) of the Agreement, as amended.

6.	Section 6.2(c) of the Agreement. Effective as of the Amendment Effective Date, the first sentence of Section 6.2(c) of the Agreement is hereby amended and restated as follows:

“Provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse, or pay directly, Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on July 1, 2021 and ending on the earlier of June 30, 2022 or the date Executive ceases to be eligible for COBRA continuation coverage for any reason.”

7.	Section 6.4 of the Agreement. Effective as of the Amendment Effective Date, Section 6.4 of the Agreement is hereby amended and restated as follows:

“Resignation Without Good Reason; Termination for Cause; Death or Disability.  If, at any time, Executive resigns without Good Reason, or the Company terminates Executive’s service for Cause, or upon a termination due to Executive’s death or disability, then Executive will not be entitled to any severance benefits under Section 6.2(e) noted above.”

8.	Overpayment. The Company shall reduce Executive’s paid time off (PTO) balance by the balance of the Overpayment, or $42,529.67, in the pay period following execution of this Amendment.
9.

Effect of Amendment.  Except as specifically provided herein, the terms and conditions of the Agreement, including the terms and conditions of the Confidentiality Agreement, shall remain in full force and effect.

10.

Acknowledgments.  Executive expressly consents to the revised compensation and terms under this Amendment.  In consideration of the compensation, terms and benefits provided to Executive under this Amendment and as part of Executive’s continued employment,

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Executive agrees and acknowledges that there are no circumstances as of the date of this Amendment that constitute, and nothing contemplated in this Amendment shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. Executive further hereby expressly waives any claim or right Executive may have as of the date of the Amendment Effective Date (if any) to assert that this Amendment, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company.

11.

Entire Agreement. This Amendment, together with the Agreement and the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Amendment is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. For avoidance of doubt, this Amendment has no impact on the terms of any Award Agreement (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan) between Executive and the Company, which shall remain in full force and effect in accordance with the terms of such Award Agreement.

12.

Counterparts. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.

[Signature page to follow]

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In Witness Whereof, the Parties hereto have executed this Amendment to take effect on and as of the Amendment Effective Date.

Kura Oncology, Inc. By: /s/Troy Wilson Name: Troy Wilson Title: President and Chief Executive Officer	Bridget Martell MA MD /s/Bridget Martell

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